Exhibit 99.2

ToughBuilt Industries, Inc.

●	Record fourth quarter year revenue of $29.6 million, with 20% year-over-year growth

●	Record full year revenue of $94.9 million with 36% year-over-year growth

LAKE FOREST, Calif., March 15, 2023 (GLOBE NEWSWIRE) — In a release issued under the same headline earlier today by ToughBuilt Industries, Inc. (NASDAQ: TBLT; TBLTW), please note that in the second bullet under the header “Twelve Months Ended December 31, 2022 Financial Highlights” the percentages should be 23% for 2022 followed by 27% for 2021 rather than 27.2% and 23%. The corrected release follows:

ToughBuilt Industries, Inc. (“ToughBuilt”) (NASDAQ: TBLT; TBLTW), today reported financial results for the fourth quarter and full year ended December 31, 2022.

Twelve Months Ended December 31, 2022 Financial Highlights:

●	Revenues for the twelve months ended December 31, 2022, were approximately $94.9 million, an increase of 36% compared to 2021. The increase in revenue was primarily the result of wide acceptance of ToughBuilt products, and a combination of onboarding new retail customers, introduction of new SKUs and continued demand for our existing products.

●	Gross profit increased to approximately $21.8 million in 2022, compared to approximately $19.1 million in 2021. 2022 gross profit margins were 23%, compared to 27% in 2021.

●	Operating expenses were approximately $58.4 million in the full year of 2022, compared to approximately $51.4 million in 2021. The increase in operating expenses was primarily due to the hiring additional employees and marketing expenses to grow the Company.

●	Net loss attributable to common stockholders in the full year of 2022 was approximately $39.8 million, or $(7.16) loss per share, compared to a net loss of approximately $37.5 million, or $(56.08) loss per share in the full year of 2021.

Three Months Ended December 31, 2022 Financial Highlights:

●	Revenues for the fourth quarter of 2022 increased 20% to $29.6 million, compared to $24.7 million in the fourth quarter of 2021. The increase in revenue was primarily due to to wide acceptance of our products, receipt of recurring sales orders for metal goods and soft goods from our existing and new customers, and the introduction of new soft and electronic goods products to our customers.

Michael Panosian, ToughBuilt’s CEO, commented, “In 2022 we successfully executed our plan to launch 5-10 new products as well as drive new SKU units into existing retail partnerships. We are pleased to report record breaking revenue of $94.9 million, we look forward to carrying this momentum through this year.”

Conference Call Information:

Michael Panosian, Chief Executive Officer, and Martin Galstyan, Chief Financial Officer, will host a conference call to review the Company’s financial and operating results at 5:00pm ET today.

To attend the conference call, please dial one of the teleconference numbers below or follow the live audio webcast here: Q4 Earnings Call. Attendees are encouraged to dial in to the conference call at least five minutes prior to the start time.

U.S. TOLL-FREE: 1-877-407-9716
INTERNATIONAL: 1-201-493-6779

To listen to a replay of the conference call, please dial one of the teleconference numbers below. The replay will also be available through the audio webcast link here: Q4 Earnings Call.

REPLAY U.S. TOLL-FREE: 1-844-512-2921
REPLAY INTERNATIONAL: 1-412-317-6671
REPLAY PIN: 13736816

ABOUT TOUGHBUILT INDUSTRIES, INC.

ToughBuilt is an advanced product design, manufacturer and distributor with emphasis on innovative products. Currently focused on tools and other accessories for the professional and do-it-yourself construction industries. We market and distribute various home improvement and construction product lines for both the do-it-yourself and professional markets under the TOUGHBUILT brand name, within the global multibillion dollar per year tool market industry. All of our products are designed by our in-house design team. Since launching product sales in 2013, we have experienced significant annual sales growth. Our current product line includes three major categories, with several additional categories in various stages of development, consisting of Soft Goods & Kneepads and Sawhorses & Work Products. Our mission is to provide products to the building and home improvement communities that are innovative, of superior quality derived in part from enlightened creativity for our end users while enhancing performance, improving well-being and building high brand loyalty. Additional information about the Company is available at: https://www.toughbuilt.com/.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the impact of the worldwide COVID-19 pandemic and government actions, on our business, (ii) supply chain disruptions, (iii) market acceptance of our existing and new products, (iv) delays in bringing products to key markets; (v) an inability to secure regulatory approvals for the ability to sell our products in certain markets, (vi) intense competition in our industry from much larger, multinational companies, (vii) product liability claims, (viii) product malfunctions, (ix) our limited manufacturing capabilities and reliance on subcontractors for assistance, (x) our efforts to successfully obtain and maintain intellectual property protection covering our products or defend ourselves from third parties’ infringement claims, (xi) our reliance on a single supplier for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to tariffs, foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction and (xiv) changes in e-commerce marketplaces. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this press release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this press release. The forward-looking statements made in this press release are made only as of the date of this press release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.

Investor Relations Contact:
KCSA Strategic Communications
David Hanover
toughbuilt@kcsa.com

Source: ToughBuilt Industries, Inc